                                                                    EXHIBIT 2.1
                       _________________________________

                            STOCK PURCHASE AGREEMENT

                                     among

                                Allan Von Dette

                                      and

                                 William Engel,

                                on the one hand,

                                      and

                        Logical Design Solutions, Inc.,

                               on the other hand.

              ___________________________________________________

                         Dated as of November 10, 1999
              ___________________________________________________

                               Table of Contents

                                                                            Page
                                                                            ----
1.   Purchase and Sale of the Shares......................................     1

2.   Closing..............................................................     1
     (a)    Closing.......................................................     1
     (b)    Consideration.................................................     1
     (c)    Escrow........................................................     1

3.   Representations and Warranties of the Sellers........................     1
     (a)    Organization and Standing; Books and Records..................     2
     (b)    Authority.....................................................     2
     (c)    Ownership of Capital Stock of the Company; the Shares.........     2
     (d)    No Conflicts; Consents........................................     3
     (e)    Capital Stock of the Company..................................     3
     (f)    Equity Interests..............................................     4
     (g)    Financial Statements; Undisclosed Liabilities.................     4
     (h)    Absence of Changes or Events..................................     4
     (i)    Taxes.........................................................     5
     (j)    Assets Other than Real Property Interests.....................     6
     (k)    Title to Real Property........................................     7
     (l)    Contracts.....................................................     7
     (m)    Litigation....................................................     7
     (n)    Insurance.....................................................     8
     (o)    Benefit Plans.................................................     8
     (p)    Compliance with Applicable Laws...............................     9
     (q)    Employee and Labor Matters....................................     9
     (r)    Transactions with Affiliates..................................    10
     (s)    Corporate Name................................................    10
     (t)    Customers.....................................................    10
     (u)    Private Offering..............................................    10
     (v)    Intellectual Property.........................................    11
     (w)    Technology....................................................    11
     (x)    Brokers.......................................................    12

4.   Representations and Warranties of the Buyer..........................    12
     (a)    Authority.....................................................    12
     (b)    No Conflicts; Consents........................................    12
     (c)    LDS Shares....................................................    12
     (d)    Brokers.......................................................    12

5.   Covenants of the Sellers.............................................    13
     (a)    Confidentiality...............................................    13
     (b)    Supplemental Disclosure.......................................    13
     (c)    Corporate Name................................................    13
     (d)    Records.......................................................    13

6.   Covenants of the Buyer...............................................    14
     (a)    Confidentiality...............................................    14
     (b)    Supplemental Disclosure.......................................    14
     (c)    Employees and Employee Benefit Plans..........................    14
     (d)    Establishment of Retention Bonus Pool.........................    14

7.   Mutual Covenants.....................................................    15
     (a)    Further Assurances............................................    15
     (b)    Publicity.....................................................    15

8.   Conditions to Closing................................................    15
     (a)    Each Party's Obligation.......................................    15
     (b)    The Sellers' Obligation.......................................    16
     (c)    The Buyer's Obligation........................................    16

9.   Indemnification......................................................    17
     (a)    Tax Indemnification...........................................    17
     (b)    General Indemnification by the Sellers........................    18
     (c)    General Indemnification by the Buyer..........................    18
     (d)    Losses Net of Insurance, etc..................................    18
     (e)    Termination of Indemnification under Sections
            9(b) and 9(c).................................................    19
     (f)    Procedures Relating to Indemnification
            (Other than under Section 9(a))...............................    19
     (g)    Other Claims..................................................    21
     (h)    Procedures Relating to Indemnification of Tax Claims..........    21
     (i)    Satisfaction of Claims........................................    22

10.  Tax Matters..........................................................    22

11.  Assignment...........................................................    24

12.  No Third-Party Beneficiaries.........................................    25

13.  Survival.............................................................    25

14.  Expenses.............................................................    25

15.  Amendments...........................................................    25

16.  Notices..............................................................    25

17.  Interpretation; Exhibits and Schedules...............................    26

18.  Counterparts.........................................................    26

19.  Entire Agreement.....................................................    26

20.  Severability.........................................................    27

21.  Consent to Jurisdiction..............................................    27

22.  Governing Law........................................................    27


Exhibit A        Form of Escrow Agreement
Exhibit B        Form of Employment Agreement
Exhibit C        Confidentiality Agreement, as Amended
Exhibit D        Form of Stockholders Agreement
Schedule 2(b)    Selling Stockholders/Consideration
Schedule 3(e)    Capital Stock of the Company
Schedule 3(g)    Financial Statements; Undisclosed Liabilities
Schedule 3(h)    Absence of Changes or Events
Schedule 3(i)    Taxes
Schedule 3(k)    Title to Real Property
Schedule 3(l)    Contracts
Schedule 3(n)    Insurance
Schedule 3(o)    Benefit Plans
Schedule 3(p)    Compliance with Applicable Laws
Schedule 3(r)    Transactions with Affiliates
Schedule 3(t)    Customers
Schedule 3(v)    Intellectual Property

                              Table of Definitions

Applicable Laws ......................................................3(p)
Auditor ..........................................................2(d)(iv)
Beardsley Purchase ...............................................3(c)(iv)
Benefit Plans .....................................................3(o)(i)
Buyer ...........................................................Preamble
Closing ..............................................................2(a)
Closing Date .........................................................2(a)
Code ...........................................................3(i)(i)(D)
Confidentiality Agreement ............................................5(c)
Consideration ....................................................Preamble
Contracts ............................................................3(l)
ERISA .............................................................3(o)(i)
Employment Agreements .............................................8(c)(v)
Escrow Agent .........................................................2(c)
Escrow Agreement .....................................................2(c)
Escrow Amount ........................................................2(c)
Financial Statements .................................................3(g)
Governmental Entity ..................................................3(d)
Intellectual Property ................................................3(v)
Interest Rate .....................................................2(d)(v)
IRS ............................................................3(i)(i)(C)
LDS Shares ...........................................................2(b)
Leased Property ......................................................3(k)
Loss .................................................................9(d)
Material Adverse Effect...............................................3(a)
New Jersey Act .......................................................3(d)
Non-Voting Stock .................................................3(c)(iv)
October Balance Sheet ................................................3(g)
Pension Plans ...................................................3(o)(iii)
Permitted Liens....................................................3(j)(i)
Plan .............................................................3(e)(ii)
Pre-Closing Tax Period .........................................3(i)(i)(E)
Property Taxes ....................................................9(a)(i)
Records ..............................................................5(f)
RIA ..............................................................3(l)(ii)
Schupp Buy-Back ..................................................3(c)(iv)
Securities Act .......................................................3(u)
Sellers .........................................................Preamble
Service Agreement ....................................................5(b)
Shareholders Agreement ..........................................8(c)(iii)
Shares ..........................................................Preamble
Straddle Period ......................................................9(a)
Subsidiary ...........................................................3(a)
System Software ......................................................3(w)

Tax Claim ............................................................9(h)
Tax or Taxes ...................................................3(i)(i)(A)
Tax Return .....................................................3(i)(i)(B)
Third Party Claim ....................................................9(f)
Virginia Act .........................................................3(d)
Voting Stock .........................................................3(e)
Year 2000 Compliant ..................................................3(w)

                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT, dated as of November 10, 1999, by and among Allan Von Dette and William Engel (the "Sellers"), on the one hand, and Logical Design Solutions, Inc., a corporation organized under the laws of the State of New Jersey (the "Buyer"), on the other hand.

     The Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, all of the issued and outstanding shares of the Class A, Voting Common Stock, no par value per share (the "Shares"), of Jump! Information Technologies, Inc., a corporation organized under the laws of the Commonwealth of Virginia that is wholly-owned of record by the Sellers (the "Company"), in exchange for the consideration set forth in Section 2 (the "Consideration").

     Accordingly, the Sellers and the Buyer hereby agree as follows:

     1. Purchase and Sale of the Shares. On the terms and subject to the
        -------------------------------
conditions of this Agreement, the Sellers shall sell, transfer and deliver or cause to be sold, transferred and delivered to the Buyer, and the Buyer shall purchase from the Sellers, in each case free and clear of all liens, charges and encumbrances of any kind, the Shares for the Consideration, payable as set forth below in Section 2.

     2. Closing. (a) Closing. The closing (the "Closing") of the purchase and
        -------      -------
sale of the Shares shall be held at the offices of Brown & Wood llp, One World Trade Center, New York, New York 10048, at 10:00 a.m. New York City time on November 10, 1999 (the "Closing Date").

     (b) Consideration. At the Closing, (i) subject to Section 2(c) below, the Buyer shall deliver to each Seller, (x) the cash component of the Consideration as set forth on Schedule 2(b) hereto payable by the Buyer to each Seller in immediately available funds by wire transfer to a bank account designated in writing by such Seller and (y) the number of shares of common stock of the Buyer, no par value per share (the "LDS Shares"), as set forth on Schedule 2(b) hereto issuable by the Buyer to each such Seller and (ii) each Seller shall deliver or cause to be delivered to the Buyer certificates representing all Shares owned of record by such Seller, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed.

     (c) Escrow. In connection with Section 9 hereof, the number of LDS Shares set forth under the column heading "Escrow Amounts LDS Shares" on Schedule 2(b) hereto (the "Escrow Amount") of the Consideration shall be delivered by the Buyer on the Closing Date to First Union National Bank, as escrow agent (the "Escrow Agent"), under an escrow agreement to be entered into on or immediately prior to the Closing Date by the Sellers, the Buyer and the Escrow Agent substantially in the form of Exhibit A hereto (the "Escrow Agreement").

     3. Representations and Warranties of the Sellers. The Sellers hereby
        ---------------------------------------------
jointly and severally represent and warrant to the Buyer as follows:

        (a) Organization and Standing; Books and Records. (i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. The Company has no Subsidiaries (as defined below). The Company has all requisite corporate power and authority necessary to carry on its business as presently conducted and to enable it to own, lease or otherwise hold its properties and assets. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties or assets makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a material adverse effect on the business, condition (financial or otherwise), results of operations or prospects of the Company (a "Material Adverse Effect"). The term "Subsidiary" means each person of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by the Company.

             (ii) The Sellers have delivered to the Buyer true and complete copies of the Articles of Incorporation and By-laws, each as amended to date, of the Company. The stock certificates and transfer books and the minute books of the Company (which have been made available for inspection by the Buyer prior to the execution and delivery of this Agreement) are true and complete.

        (b) Authority. Each Seller has all requisite power and authority to enter into this Agreement and the Escrow Agreement, to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All acts and other proceedings required to be taken by each Seller to authorize the execution, delivery and performance of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement and the Escrow Agreement have been duly executed and delivered by each Seller and constitute legal, valid and binding obligations of each Seller, enforceable against each Seller in accordance with their terms. Any action required to be taken by the shareholders of the Company or Board of Directors of the Company in connection with approving this Agreement and authorizing the consummation of the transactions contemplated herein has been taken.

        (c) Ownership of Capital Stock of the Company; the Shares. (i) The Sellers are the record owners of the Shares listed beside their respective names on Schedule 2(b) hereto. Each Seller has good and valid title to such Shares held of record, in each case free and clear of any liens, charges or encumbrances of any kind.

             (ii) Upon delivery to the Buyer at the Closing of certificates representing the Shares, duly endorsed by the Sellers for transfer to the Buyer, and upon the Sellers' receipt of the Consideration (net of the Escrow Amount), good and valid title to the Shares will pass to the Buyer, free and clear of any liens, charges or encumbrances of any kind, other than those arising from acts of the Buyer or its affiliates. Other than this Agreement, the Shares are not subject to any agreement, contract, commitment, understanding or arrangement, including any such agreement, contract, commitment, understanding or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

             (iii) Each of the shareholders agreement, dated October 30, 1998, among the Sellers, Jeffrey Beardsley, John Schupp and the Company and the voting agreement, dated October 30, 1998, among the Sellers and Jeff Beardsley has been validly terminated.

             (iv) Immediately prior to the Closing, the Company purchased all of the shares of Series A, Class B, Non-Voting Common Stock, no par value per share, of the Company (the "Non-Voting Stock") owned by Jon Schupp (the "Schupp Buy-Back"). Immediately prior to the Closing, each of the Sellers purchased 350,000 Voting Shares from Jeffrey Beardsley (the "Beardsley Purchase"). The consummation of the Schupp Buy-Back and the Beardsley Purchase were each in compliance with all applicable Federal and state laws and regulations relating to the offer, sale and purchase of securities.

       (d) No Conflicts; Consents. The execution and delivery of this Agreement by each Seller and the Escrow Agreement by each Seller do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien, charge or encumbrance of any kind upon any of the properties or assets of the Company under, any provision of (i) the Articles of Incorporation or By-laws of the Company, (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which the Company is a party or by which it or its properties or assets are bound or
(iii) any judgment, order or decree, or statute, law, ordinance, rule or regulation, applicable to the Company or its properties or assets. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any national securities or commodities exchange or other regulatory or self-regulatory body or association (a "Governmental Entity") is required to be obtained or made by or with respect to any Seller or the Company or any of their respective affiliates in connection with (A) the execution, delivery and performance of this Agreement or the Escrow Agreement or the consummation of the transactions contemplated hereby or thereby or (B) the conduct by the Company of its business following the Closing as conducted on the date hereof, except for filings (if any) to be made pursuant to the Virginia Stock Corporation Act (the "Virginia Act") or the New Jersey Business Corporation Act (the "New Jersey Act").

       (e) Capital Stock of the Company. (i) The authorized capital stock of the Company consists of 2,100,000 shares of Class A Voting Common Stock, no par value per share (the "Voting Stock"), and 500,000 shares of Non-Voting Stock, of which no shares of Non-Voting Stock are issued and outstanding and 2,100,000 shares of Voting Stock, constituting the Shares, are duly authorized and validly issued and outstanding, fully paid and nonassessable, and all the certificates representing the Shares are in the physical possession of the Sellers. Except for the Shares, there are no shares of capital stock of the Company outstanding. None of the Shares have been issued in violation of, or are subject to, any purchase option, call, right of first refusal, preemptive, subscription or similar right under any provision of applicable law, the Articles of Incorporation or By-laws of the Company or any agreement, contract or instrument to which any Seller or the Company is a party or by which any of them or any of their respective properties or assets is bound. There are no outstanding warrants, options, rights, "phantom" stock rights, agreements, convertible or exchangeable securities or other commitments. There are no equity securities of the Company reserved for issuance for any purpose. There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote.

             (ii) The Company's Non-Qualified Stock Option Plan (the "Plan") has been validly terminated and is no longer in force or effect and all options previously issued under the Plan have been validly terminated and are no longer in force or effect. Attached hereto as Schedule 3(e), are the written agreements entered into by each holder of previously issued options regarding termination of his or her options.

        (f) Equity Interests. The Company does not directly or indirectly own any capital stock of or other equity interests in any corporation, partnership or other person, and the Company is not a member of or participant in any partnership, joint venture or similar person.

        (g) Financial Statements; Undisclosed Liabilities. (i) Schedule 3(g) sets forth (A) the unaudited balance sheet, dated as of October 31, 1999, of the Company (the "October Balance Sheet"), (B) the unaudited balance sheet of the Company as of December 31, 1998, and the unaudited statements of operations of the Company for the period from inception (March 1, 1998) to December 31, 1998 (the financial statements described in clauses (A) and (B) above, are collectively referred to herein as the "Financial Statements") and (C) other known liabilities of the Company. The Financial Statements are complete and correct, are in accordance with the books and records of the Company and fairly present the financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods indicated.

             (ii) The Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent, threatened or otherwise), except (A) as disclosed, reflected or reserved against in the October Balance Sheet, (B) for liabilities and obligations incurred in the ordinary course of business since the date of the October Balance Sheet, incurred not in violation of this Agreement and that would not, individually or in the aggregate, result in a Material Adverse Effect, (C) for Taxes (as defined in Section 3(i)) and (D) as disclosed on Schedule 3(g).

        (h) Absence of Changes or Events. Except as set forth in Schedule 3(h), since the date of the October Balance Sheet, there has not been any material adverse change (or any development that is reasonably likely to result in any material adverse change) in the business, assets, condition (financial or otherwise), results of operations or prospects of the Company.

Except as set forth in Schedule 3(h), since the date of the October Balance Sheet, the business of the Company has been conducted in the ordinary course and in substantially the same manner as previously conducted, and the Company has not (i) declared or paid any dividend or made any other distribution to its stockholders whether or not upon or in respect of any shares of its capital stock, (ii) redeemed or otherwise acquired any shares of its capital stock or issued any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock,
(iii) adopted or amended any Benefit Plan (as defined in Section 3(o)), except as required by law, or entered into or amended any employment, severance or consulting agreement, contract or similar arrangement, (iv) granted to any director, officer or employee any increase in compensation or benefits, except for increases for any such director, officer or employee in the ordinary course of business consistent with past practice or as may be required under existing agreements, (v) incurred or assumed any liability, obligation or indebtedness for borrowed money or guaranteed any such liability, obligation or indebtedness,
(vi) extended any credit to any person, except in the ordinary course of business, (vii) permitted, allowed or suffered any of its assets to become subject to any mortgage, security interest, lien, charge, encumbrance, easement, covenant, right-of-way or other similar restriction of any nature whatsoever,
(viii) cancelled any indebtedness or waived any claims or rights of substantial value, except for customer trade adjustments in the ordinary course of business that do not exceed $1,000 individually or $5,000 in the aggregate, (ix) entered into any agreement, contract or other arrangement with any Seller or any of their affiliates, (x) made any change in any method of accounting or accounting practice or policy, (xi) made, changed or revoked any election relating to the Company or the Shares under any Tax law, except as required by law or (xii) entered into, or modified, amended, terminated, or permitted the lapse of, any lease of real property or other material agreement relating to real property.

        (i) Taxes. (i) For purposes of this Agreement, (A) "Tax" or "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, including estimated taxes, imposed by the United States or any taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to any such taxes, charges, fees, levies or other assessments; (B) "Tax Return" shall mean any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes; (C) "IRS" shall mean the Internal Revenue Service; (D) "Code" shall mean the Internal Revenue Code of 1986, as amended; and (E) "Pre-Closing Tax Period" shall mean all taxable periods ending on or beforeDecember 31, 1998.

        (ii) The Company is a "C" corporation as defined in the Code and has been a "C" corporation since inception.

        (iii) Since inception, the only jurisdictions where the Company has filed any income tax returns are with the Federal government of the United States of America and with the Commonwealth of Virginia. The Sellers have delivered to the Buyer true and correct copies of all Tax Returns.

             (iv) Except as set forth in Schedule 3(i), (A) the Company has (x) duly filed with the appropriate Governmental Entities all Tax Returns required to be filed by it on or prior to the date hereof, and such Tax Returns are true, correct and complete in all material respects and (y) duly paid in full all Taxes for the Pre-Closing Tax Period, (B) there are no liens for Taxes upon the Shares or the assets of the Company except for statutory liens for current Taxes not yet due, (C) the Company has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any foreign laws) and has, within the time and the manner prescribed by law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws, (D) no Federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company, and the Company has not received notice of any pending audits or proceedings, (E) there are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company, (F) the Company is not a party to any agreement providing for the allocation or sharing of Taxes, (G) the Company is not a party to any agreement, contract or other arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code and (H) no power of attorney has been executed by the Company with respect to any matter relating to Taxes which is currently in force.

        (j) Assets Other than Real Property Interests. (i) The Company has good and valid title to all assets (other than real property interests) reflected on the October Balance Sheet or acquired after the date thereof, except those sold or otherwise disposed of for fair value since the date of the October Balance Sheet in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case free and clear of all liens, charges or encumbrances of any kind except (A) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and liens for Taxes that are not due and payable or that may thereafter be paid without penalty and (B) other imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company as presently conducted (the liens and imperfections of title described in clauses (A) and (B) above are hereinafter referred to collectively as "Permitted Liens").

             (ii) All leased personal property of the Company is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease and upon the expiration thereof, and the Company has made all payments required by all such leases.

        (k) Title to Real Property. The Company does not own in fee any real property. Schedule 3(k) sets forth a complete list of all real property and interests in real property leased by the Company (individually, a "Leased Property"). The Company has good and valid title to the leasehold estates in all Leased Property free and clear of all liens, charges and encumbrances (including, without limitation, leases, subleases, assignments, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever), except (A) such as are set forth in Schedule 3(k), (B) Permitted Liens, (C) easements, covenants, rights-of-way and other similar restrictions of record, (D) any conditions that may be shown by a current, accurate survey or physical inspection of any Leased Property made prior to Closing and (E) (I) zoning, building and other similar restrictions, (II) mortgages, security interests, liens, charges, encumbrances, easements, covenants, rights-of-way and other similar restrictions that have been placed by any developer, landlord or other third party on property over which the Company has easement rights or on any Leased Property, and subordination or similar agreements relating thereto, and (III) unrecorded easements, covenants, rights-of-way and other similar restrictions, none of which items set forth in clauses (I), (II) and (III), individually or in the aggregate, materially impair the continued use and operation of the property to which they relate in the business of the Company as presently conducted. The current use by the Company of the offices located on Leased Property does not violate any local zoning or similar land use or government regulations in any material respect.

        (l) Contracts. (i) Schedule 3(l) sets forth a true and complete list of all agreements, contracts, leases, subleases, licenses, options, instruments or arrangements (oral or written) (collectively, the "Contracts") which the Company is a party to. Except as set forth in Schedule 3(l), all Contracts are valid, binding and in full force and effect and are enforceable by the Company in accordance with its terms. Except as set forth in Schedule 3(l), the Company has performed all material obligations required to be performed by it to date under the Contracts and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of the Sellers, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. All Contracts have been made available for inspection by the Buyer prior to the execution and delivery of this Agreement. All third party consents necessary to consummate the transactions set forth herein (if any) have been received by the Company.

             (ii) The special agreement, dated April 1, 1998, by and between the Company and Research Institute of America Group ("RIA") relating to a $250,000 "conditional investment" has been validly amended such that paragraphs 4, 5 and 6 of such agreement are no longer in force or effect. Such amendment is attached hereto on Schedule 3(l).

        (m) Litigation. There is no claim, action, suit, proceeding, arbitration, investigation or inquiry before any Governmental Entity or any private arbitration tribunal now pending, or, to the best knowledge of the Sellers, threatened, against, relating to or affecting the Company or the properties, assets or business of the Company or the transactions contemplated by this Agreement and the Escrow Agreement. To the knowledge of the Sellers, there is no basis for any such claim, action, suit, proceeding, arbitration, investigation or inquiry which, individually or in the aggregate, may have a Material Adverse Effect. Neither the Company nor any of the directors, officers or employees of the Company has been permanently or temporarily enjoined or prohibited by judgment, order or decree of any Governmental Entity from engaging in or continuing any conduct or practice in connection with the businesses engaged in by the Company. There is not in existence any judgment, order or decree of any Governmental Entity enjoining or prohibiting the Company from taking, or requiring the Company to take, any action of any kind or to which the Company or any of its properties or assets is subject or bound. The Company is not in violation in any material respect of any judgment, order or decree of any Governmental Entity.

        (n) Insurance. The Company maintains policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are reasonable for the business and assets of the Company. The insurance policies maintained with respect to the Company and its assets and properties are listed in Schedule 3(n). All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. The activities and operations of the Company have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

        (o) Benefit Plans. (i) Schedule 3(o) sets forth a list and brief description of all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all other retirement, deferred compensation, health, fringe benefit, severance or similar employee benefit or compensation arrangements (all the foregoing being herein called "Benefit Plans") maintained by the Company for the benefit of any director, officer or employee of the Company. The Sellers have delivered or made available to the Buyer true, complete and correct copies of (A) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (B) the most recent annual report on Form 5500 (together with all schedules and exhibits filed therewith) filed with the IRS with respect to each Benefit Plan (if any such report was required) and the most recent summary annual report distributed to participants with respect to each Benefit Plan for which a summary annual report is required and (C) the most recent summary plan description for each Benefit Plan for which such a summary plan description is required. None of the Benefit Plans is (A) a "multiple employer plan" (within the meaning of Section 413(c) of the Code), (B) a "multiemployer plan" (within the meaning of Section 3(37) of ERISA), or (C) a "welfare benefit fund" (within the meaning of Section 419(e) of the Code). None of the Benefit Plans is subject to Section 412 of the Code or Title IV of ERISA, and the Company has not previously maintained or contributed to (or been required to maintain or contribute to) any plan which was subject to Section 412 of the Code or Title IV of ERISA with respect to which the Company could have any liability therefor. The Company is not a member of a controlled group, under common control, or required to be treated as a single employer with any other entity (within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(a)(14) or (b)(1) of ERISA).

             (ii) Each Benefit Plan has been administered in all material respects in accordance with its terms. The Company and all the Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA and the Code and all other applicable law. There are no lawsuits, actions, termination proceedings or other proceedings pending or, to the knowledge of the Sellers, threatened against or involving any Benefit Plan and, to the knowledge of the Sellers, there are no investigations by any Governmental Entity or other claims (except claims for benefits payable in the normal operation of the Benefit Plans) pending or threatened against or involving any Benefit Plan or asserting any rights to benefits under any Benefit Plan.

             (iii) All Benefit Plans which are "employee pension benefits plans" (as defined in Section 3(2) of ERISA) (the "Pension Plans") have been the subject of determination letters from the IRS to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Sellers, has revocation been threatened, nor has any such Pension Plan been amended or administered since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification.

             (iv) None of the Benefit Plans which is a "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) provides for post-retirement medical, dental or life insurance benefits, the cost of which is not entirely borne by the retirees eligible therefor.

             (v) Except as set forth in Schedule 3(o), no director, officer or employee or former director, officer or employee of the Company will become entitled to payment or accelerated vesting of any stock option bonus, retirement, severance, job security or similar benefit or any enhanced benefit solely as a result of the transactions contemplated hereby.

     (p) Compliance with Applicable Laws. The Company is in compliance in all material respects with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity ("Applicable Laws"), including, without limitation, (i) the Foreign Corrupt Practices Act, (ii) the Federal Election Campaign Act, (iii) any provision of any Applicable Law relating to campaign financing and/or contributions to political candidates, political parties, political action committees and the like and (iv) any provision of any Applicable Law relating to government procurement practices and procedures. Except as set forth in Schedule 3(p), none of the Sellers or the Company has received any written communication since inception of the Company from a Governmental Entity that alleges that the Company is not in compliance in any material respect with any Applicable Laws.

     (q) Employee and Labor Matters. (i) No action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity (including without limitation the Equal Employment Opportunity Commission), brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the Company's employees is pending or, to the best knowledge of the Sellers, threatened against the Company or any employee of the Company (including, without limitation, with respect to alleged sexual harassment); (ii) no grievance is pending or, to the best knowledge of the Sellers, threatened against the Company; (iii) the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; and (iv) the Company is in compliance with all applicable laws, agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment (including, without limitation, with respect to workmen's compensation laws and disability insurance coverage laws). The Company is not a party to any collective bargaining agreements.

     (r) Transactions with Affiliates. (i) Except as set forth in Schedule 3(r), none of the Contracts between the Company, on the one hand, and any Seller or any of his affiliates (other than the Company), on the other hand, will continue in effect subsequent to the Closing. Except as set forth in Schedule 3(r), after the Closing neither any Seller nor any of his affiliates will have any interest in any property (real or personal, tangible or intangible) or contract used in or pertaining to the business of the Company. Neither any Seller nor any of his affiliates has any direct or indirect ownership interest in any person in which the Company has any direct or indirect ownership interest or with which the Company competes or has a business relationship.

          (ii) The Sellers and the employees of the Company have repaid all outstanding amounts due to the Company.

     (s) Corporate Name. The Company (i) has the exclusive right to use the name "Jump! Information Technologies, Inc." as the name of a corporation in the Commonwealth of Virginia and (ii) has not received any notice of conflict since inception with respect to the rights of others regarding such name.

     (t) Customers. Except as set forth in Schedule 3(t), the Company does not have any customer from which it received more than 1% of its revenues during its most recent full fiscal year. Except as set forth in Schedule 3(t), since the date of the October Balance Sheet, there has not been any material adverse change in the business relationship of the Company with any customer set forth in Schedule 3(t).

     (u) Private Offering. Each of the Sellers (i) is acquiring all of the LDS Shares to be acquired by him hereunder with no view or intention to offer for sale any of the LDS Shares in a manner which would violate the Securities Act of 1933, as amended (the "Securities Act") or state securities laws; (ii) has carefully reviewed and understands the risks of, and other considerations relating to, acquiring the LDS Shares and an investment in the Buyer, and fully understands the limitations on transfer of the LDS Shares under the Securities Act and state securities laws and acknowledges and agrees that the certificates representing the LDS Shares shall contain a legend regarding restrictions on transfer under the Securities Act and the Shareholders Agreement (as defined herein); (iii) has consulted his own financial, legal and tax advisors with respect to the economic, legal and tax consequences of an investment in the LDS

Shares and has not relied on the Buyer, its officers, directors, affiliates or professional advisors for advice as to such consequences; (iv) is knowledgeable and experienced with regard to the business of the Buyer; (v) has received all information he has requested in connection with his entry into this Agreement and his acquisition of the LDS Shares, and has been given the opportunity and right to meet the representatives of the Buyer and to investigate and inquire into all aspects of the Buyer and the terms and conditions of the acquisition of the LDS Shares.

     (v) Intellectual Property. Schedule 3(v) sets forth a true and complete list of all copyrights, patents, trademarks (registered or unregistered), trade names and service marks and applications therefor and other material intellectual property and proprietary rights, whether or not subject to statutory registration or protection (collectively, "Intellectual Property"), owned, used, filed by or licensed to the Company. With respect to registered trademarks, Schedule 3(v) sets forth a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. Except as set forth in Schedule 3(v), the Company owns, and the Company has the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other person, all Intellectual Property listed in Schedule 3(v) and the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights.

     The Company has not granted any options, licenses or agreements of any kind relating to Intellectual Property listed in Schedule 3(v) or the marketing or distribution thereof. The Company is not bound by or a party to any options, licenses or agreements of any kind relating to the Intellectual Property of any other person, except as set forth in Schedule 3(v) and except for agreements relating to computer software licensed to the Company in the ordinary course of business. Subject to the rights of third parties set forth in Schedule 3(v), all Intellectual Property listed in Schedule 3(v) is free and clear of the claims of others and of all liens, security interests and encumbrances whatsoever. The conduct of the business of the Company as presently conducted does not violate, conflict with or infringe the Intellectual Property of any other person. Except as set forth in Schedule 3(v), (i) no claims are pending, or to the knowledge of the Sellers, threatened, against the Company by any person with respect to the ownership, validity, enforceability, effectiveness or use of any Intellectual Property and (ii) since inception, the Sellers and the Company have not received any communications alleging that the Company has violated any rights relating to Intellectual Property of any person or entity.

     (w) Technology. The Sellers have taken all commercially reasonable measures in order to insure that the computer software, computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software system(s) that are material to the Company's financial and informational systems (collectively, the "System Software") are Year 2000 Compliant (as defined below). "Year 2000 Compliant" means, with respect to any System Software, that such System Software will (i) operate prior to, during and after the calendar year 2000 without error relating to the date related data, and (ii) properly recognize and indicate dates in the calendar year 2000 and beyond as both input and output.

     (x) Brokers. No Seller nor the Company is subject to any valid claim of any broker, investment banker, finder or other intermediary in connection with the transactions contemplated by this Agreement.


     4.  Representations and Warranties of the Buyer.  The Buyer hereby
         -------------------------------------------
represents and warrants to the Sellers as follows:

     (a) Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. The Buyer has all requisite corporate power and authority to enter into this Agreement and the Escrow Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by the Buyer to authorize the execution, delivery and performance of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement and the Escrow Agreement have been duly executed and delivered by the Buyer and constitute legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms.

     (b) No Conflicts; Consents. The execution and delivery of this Agreement and the Escrow Agreement by the Buyer do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien, charge or encumbrance of any kind upon any of the properties or assets of the Buyer under, any provision of (i) the Certificate of Incorporation or By-laws of the Buyer, (ii) any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which the Buyer is a party or by which any of its properties or assets is bound or (iii) any judgment, order or decree, or statute, law, ordinance, rule or regulation, applicable to the Buyer or any of its properties or assets. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Buyer or any of its affiliates in connection with the execution, delivery and performance of this Agreement or the Escrow Agreement or the consummation of the transactions contemplated hereby and thereby.

     (c) LDS Shares. Assuming that the representations set forth in Sections 3(b) and 3(u) are true and further assuming that the Sellers have the requisite power and authority to be the lawful owners of the LDS Shares, upon delivery to each of the Sellers at the Closing of certificates representing the LDS Shares and upon the Buyer's receipt of the Shares, good and valid title to the LDS Shares will pass to the Sellers, free and clear of any liens, charges or encumbrances of any kind, other than those arising from acts of the Sellers.

     (d) Brokers. The Buyer is not subject to any valid claim of any broker, investment banker, finder or other intermediary in connection with the transactions contemplated by this Agreement.

  5.  Covenants of the Sellers.  The Sellers jointly and severally covenant and
      ------------------------
agree as follows:


     (a) Confidentiality. The Sellers acknowledge that in connection with the purchase and sale of the Shares and the consummation of the other transactions contemplated hereby, they and the Company are subject to the terms of a confidentiality agreement, dated August 4, 1999, as amended by a letter agreement dated August 12, 1999, both attached hereto as Exhibit C, between the Buyer and the Company (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference. Each Seller hereby affirms that all terms and conditions set forth in the Confidentiality Agreement remain in full force and effect and apply to, among other things, this Agreement and the transactions contemplated hereunder.

     (b) Supplemental Disclosure. The Sellers shall give prompt notice to the Buyer of (i) any representation or warranty made by any Seller contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by any Seller to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such
                                              --------  -------
notification shall affect the representations, warranties, covenants or agreements of the parties.


     (c) Corporate Name. The Sellers shall not use, or permit any other person (other than the Company or the Buyer and any person authorized by the Company or the Buyer) to use, the name "Jump! Information Technologies, Inc." or any variation thereof using the words "Jump! Information Technologies, Inc." for any purpose whatsoever.

     (d) Records. On the Closing Date, the Sellers shall deliver or cause to be delivered to the Buyer all agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium (collectively, "Records"), if any, in the possession of the Sellers relating to the business and operations of the Company, subject to the following exceptions:

             (i) The Buyer recognizes that certain Records may contain incidental information relating to the Sellers, and that the Sellers may retain such Records and shall provide copies of the relevant portions thereof to the Buyer;

             (ii) The Sellers may retain copies of all Records prepared in connection with the sale of the Shares, including bids received from other parties, if any, and analyses relating to the Company; and

             (iii) The Sellers may retain any Tax Returns and supporting work papers, and the Buyer shall be provided with copies of such Tax Returns only to the extent that they relate to the Company's separate returns or separate Tax liability. The Sellers may have reasonable access to the records of the Company for tax purposes.

    6.  Covenants of the Buyer.  The Buyer covenants and agrees as follows:
        ----------------------

        (a) Confidentiality. The Buyer acknowledges that the information being provided to it in connection with the purchase and sale of the Shares and the consummation of the other transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Buyer hereby affirms that all terms and conditions set forth in the Confidentiality Agreement remain in full force and effect and apply to, among other things, this Agreement and the transactions contemplated hereunder.

        (b) Supplemental Disclosure. The Buyer shall give prompt notice to the Sellers of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such
                                      --------  -------
notification shall affect the representations, warranties, covenants or agreements of the parties.

        (c) Employees and Employee Benefit Plans. (i) The Buyer shall, or shall cause the Company to, offer employment, on an at will basis and at substantially the same rates of compensation as in effect immediately prior to the Closing, to all employees of the Company employed at the Closing Date. Notwithstanding anything to the contrary, no contracts of employment shall be deemed to have been created pursuant to this Section.

             (ii) The Buyer shall cause service by employees of the Company to be recognized under each benefit plan or arrangement established, maintained or contributed to by the Buyer after the Closing for the benefit of any such employees for purposes of (A) eligibility to participate and (B) vesting, but in no event shall such service be taken into account in determining the accrual of benefits under any such benefit plan or arrangement, including, but not limited to, a defined benefit plan.

             (iii) At and after the Closing Date, the Buyer shall make adequate provisions to carry out the agreements set forth in this Section 6(c).

        (d) Establishment of Retention Bonus Pool. The Buyer shall establish, or cause the Company to establish, a retention bonus pool in the aggregate amount of $50,000 that shall be funded as of the Closing Date for the benefit of certain employees of the Company (not including the Sellers or Jeffrey Beardsley), which bonus pool shall have such terms and conditions as are determined by the Sellers (in their sole discretion) after consulting with the Buyer, including provisions with respect to who shall receive a bonus, allocation of individual amounts, timing of payments, vesting schedules and performance criteria.

     7.  Mutual Covenants.
         ----------------

        (a) Further Assurances. The Sellers shall cooperate with the Buyer, and the Buyer shall cooperate with the Sellers, in filing any necessary applications, reports or other documents with, giving any notices to, and seeking any consents from, all Governmental Entities and all third parties as may be required in connection with the consummation of the transactions contemplated by this Agreement and the Escrow Agreement and the performance by the Company of its business after such consummation, and in seeking necessary consultation with and prompt favorable action by any such Governmental Entity or third party. From time to time, as and when requested by another party hereto, a party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions and the agreements set forth herein.

        (b) Publicity. The Sellers and the Buyer agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party hereto or the Company without the prior consent of (i) the Buyer in the case of a release or an announcement by a Seller or the Company or (ii) the Sellers in the case of a release or an announcement by the Buyer (in each case which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall, if practicable, allow the Buyer or the Sellers, as the case may be, reasonable time to comment on such release or announcement in advance of such issuance. The Sellers shall not make any comments or statements with respect to the transactions contemplated hereby to any third party (including without limitation members of the news media, securities analysts and employees of the Company) without the prior consent of the Buyer.

     8.  Conditions to Closing.
         ---------------------

        (a) Each Party's Obligation. The respective obligation of each party hereto to effect the transactions contemplated hereby is subject to the satisfaction or waiver as of the Closing of the following conditions:

             (i) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Entity and no other legal restraint or prohibition preventing the purchase and sale of the Shares or any of the other transactions contemplated by this Agreement or the Escrow Agreement shall be in effect.

             (ii) All third party consents (including those set forth on Schedule 3(l)) and all consents of or filings with Governmental Entities necessary (including pursuant to the New Jersey Act or the Virginia Act, if any) for the consummation of the transactions contemplated hereby shall have been received or made and proof thereof shall be delivered at the Closing.

        (b) The Sellers' Obligation. The obligation of the Sellers to sell and deliver the Shares to the Buyer is subject to the satisfaction or waiver as of the Closing of the following conditions:

             (i) The representations and warranties of the Buyer made in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). The Buyer shall have duly performed, complied with and satisfied in all material respects all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by the Buyer by the time of the Closing. The Buyer shall have delivered to the Sellers a certificate dated the Closing Date and signed by an officer of the Buyer confirming the foregoing.

             (ii) There shall not be pending or threatened against the Company or any Seller any suit, action or proceeding by any Governmental Entity (or any suit, action or proceeding by any other person that has a reasonable likelihood of success), challenging or seeking to restrain or prohibit the purchase and sale of the Shares or any of the other transactions contemplated by this Agreement or the Escrow Agreement.

        (c) The Buyer's Obligation. The obligation of the Buyer to purchase the Shares from the Sellers is subject to the satisfaction (or waiver by the Buyer) as of the Closing of the following conditions:

             (i) The representations and warranties of the Sellers made in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). The Sellers shall have duly performed, complied with and satisfied in all material respects all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by the Sellers by the time of the Closing. Each Seller shall have delivered to the Buyer a certificate dated the Closing Date and signed by such Seller confirming the foregoing.

             (ii) There shall not be pending or threatened against the Buyer, the Company or any of their directors or officers any suit, action or proceeding by any Governmental Entity (or any suit, action or proceeding by any other person that has a reasonable likelihood of success), (A) challenging or seeking to restrain or prohibit the purchase and sale of the Shares or any of the other transactions contemplated by this Agreement or the Escrow Agreement or seeking to obtain from the Buyer or any of its subsidiaries in connection with the purchase and sale of the Shares any damages in excess of $1,000,000, (B) seeking to prohibit or limit the ownership or operation by the Buyer or the Company of any material portion of the business or assets of the Buyer, its subsidiaries or the Company, or to compel the Buyer, its subsidiaries or the Company to dispose of or hold separate any material portion of the business or assets of the Buyer, its subsidiaries or the Company, in each case as a result of the purchase and sale of the Shares or any of the other transactions contemplated by this Agreement or the Escrow Agreement, (C) seeking to impose limitations on the ability of the Buyer to acquire or hold, or exercise full rights of ownership of, the Shares, including the right to vote the Shares on all matters properly presented to the stockholders of the Company or (D) seeking to prohibit the Buyer or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company.

             (iii) The Buyer and each of the Sellers shall have executed and delivered at Closing a shareholder agreement, substantially in the form of Exhibit D hereto (the "Shareholders Agreement").

             (iv) Each Seller, the Buyer and the Escrow Agent shall have executed and delivered at Closing the Escrow Agreement.

             (v) The Company and each of the Sellers shall have executed and delivered at Closing employment agreements substantially in the form of Exhibit B hereto (the "Employment Agreements").

     9.  Indemnification.
         ---------------

        (a) Tax Indemnification. The Sellers, jointly and severally, shall indemnify the Buyer and its affiliates (including the Company) and each of their respective directors, officers, employees, stockholders, agents and other representatives against and hold them harmless from (x) any liability for Taxes of the Company for any Pre-Closing Tax Period, (y) any liability for Taxes of the Sellers or any other person (other than the Company) which is or has ever been affiliated with the Company and (z) any liability for reasonable legal, accounting, appraisal, consulting or similar fees and expenses for any item attributable to any item in clause (x) or (y) above. The Buyer shall, and after the Closing shall also cause the Company to, indemnify each Seller and its affiliates and each of their respective employees, agents and representatives against and hold them harmless from any liability for Taxes of the Company or any affiliate for any taxable period ending after December 31, 1998 (except to the extent such taxable period began before December 31, 1998, in which case the Buyer's indemnity will cover only that portion of any such Taxes that are not for the Pre- Closing Tax Period). In the case of any taxable period that includes (but does not end on) December 31, 1998 (a "Straddle Period"):

             (i) real, personal and intangible property Taxes ("property Taxes") of the Company for any Pre-Closing Tax Period (other than Taxes imposed in connection with the sale of the Shares or otherwise in connection with this Agreement or the transactions contemplated hereby) shall be equal to the amount of such property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and

             (ii) the Taxes of the Company (other than property Taxes) for the Pre-Closing Tax Period (other than Taxes imposed in connection with the sale of the Shares or otherwise in connection with this Agreement or the transactions contemplated hereby) shall be computed as if such taxable period ended as of the close of business on December 31, 1998. The indemnity obligations of the Sellers in respect of Taxes for a Straddle Period shall equal the excess of (x) such Taxes for the Pre-Closing Tax Period over (y) the sum of (i) the amount of such Taxes for the Pre-Closing Tax Period paid by the Sellers or any of its affiliates (other than the Company) at any time and (ii) the amount of such Taxes paid by the Company on or prior to December 31, 1998. The Sellers, jointly and severally, shall initially pay such excess to the Buyer five days prior to the date on which the Tax Return (including any Tax Return with respect to estimated Taxes) with respect to the liability for such Taxes is required to be filed (and if no such Tax Return is required to be filed, five days prior to the date satisfaction of the Tax liability is required by the relevant taxing authority). The payments to be made pursuant to this paragraph by the Sellers with respect to a Straddle Period shall be appropriately adjusted to reflect any final determination (which shall include the execution of Form 870-AD or any successor form) with respect to Taxes for the Straddle Period.

        (b) General Indemnification by the Sellers. The Sellers, jointly and severally, shall indemnify the Buyer and its affiliates (including the Company) and each of their respective directors, officers, employees, stockholders, agents and representatives against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party (other than any relating to Taxes, for which indemnification provisions are set forth in Section 9(a) hereof) arising from, relating to or otherwise in respect of (i) any failure of any representation or warranty of any of the Sellers contained in this Agreement which survives the Closing or in any certificate delivered pursuant hereto to be true and correct and (ii) any breach of any agreement or covenant of any Seller contained in this Agreement.

        (c) General Indemnification by the Buyer. The Buyer shall, and shall cause the Company to, indemnify each Seller, its affiliates and each of their respective employees, agents and representatives against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party (other than any relating to Taxes, for which indemnification provisions are set forth in Section 9(a)) arising from, relating to or otherwise in respect of (i) any failure of any representation or warranty of the Buyer contained in this Agreement which survives the Closing or in any certificate delivered pursuant hereto to be true and correct and (ii) any breach of any agreement or covenant of the Buyer contained in this Agreement.

        (d) Losses Net of Insurance, etc. The amount of any loss, liability, claim, damage, expense or Tax for which indemnification is provided under this
Section 9 shall be net of any amounts actually recovered by the indemnified party under insurance policies with respect to such loss, liability, claim, damage, expense or Tax (collectively, a "Loss") and shall be (i) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and
(ii) reduced to take
account of any net Tax benefit realized by the indemnified party arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss. Any indemnity payment under this Agreement shall be treated as an adjustment to the Consideration for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemnified party or any of its affiliates causes any such payment not to be treated as an adjustment to the Consideration for United States Federal income Tax purposes.

        (e) Termination of Indemnification under Sections 9(b) and 9(c). The obligations to indemnify and hold harmless a party hereto pursuant to Sections 9(b) and 9(c), shall terminate at the close of business on the date which is one
(1) year after the Closing Date, except as follows:

             (i) in the case of Sections 3(i) and 3(o), such representations and warranties shall terminate when the applicable statute of limitations has expired; and

             (ii) in the case of Sections 3(b), 3(c)(i), 3(c)(ii), 3(e)(i), 3(u) and Sections 4(a) and 4(c), such representations and warranties shall not expire;

provided, however, that such obligations to indemnify and hold harmless shall
--------  -------
not terminate with respect to any item as to which the person to be indemnified or the related party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the indemnifying party.

        (f) Procedures Relating to Indemnification (Other than under Section 9(a)). In order for a party (the "indemnified party") to be entitled to any indemnification provided for under this Agreement (other than under Section 9(a)) in respect of, arising out of or involving a claim or demand made by any person against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim within 10 business days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however,
                                                              --------  -------
that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, within five business days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

     If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the indemnified party therefor, to assume the defense thereof with counsel selected by the indemnifying party; provided that such counsel is not reasonably
                    --------
objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has failed to assume the defense thereof (other than during the period prior to the time the indemnified party shall have given notice of the Third Party Claim as provided above).

     If the indemnifying party so elects to assume the defense of any Third Party Claim, all of the indemnified parties shall cooperate with the indemnifying party in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld). If the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnifying party completely in connection with such Third Party Claim and which would not otherwise adversely affect the indemnified party.

     Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages. The indemnification required by Section 9(b) and 9(c) shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or loss, liability, claim, damage or expense is incurred. All claims under Section 9(b) or 9(c) other than Third Party Claims shall be governed by Section 9(g). All Tax Claims (as defined in Section 9(h)) shall be governed by Section 9(h).

        (g) Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 9(b) or 9(c) that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under
Section 9(b) or 9(c), except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure. If the indemnifying party does not notify the indemnified party within 45 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 9(b) or 9(c), such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 9(b) or 9(c) and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

        (h) Procedures Relating to Indemnification of Tax Claims. If a claim shall be made by any taxing authority, which, if successful, might result in an indemnity payment to the Buyer, one of its affiliates or any of their respective directors, officers, employees, stockholders, agents or representatives pursuant to Section 9(a), then the Buyer shall give notice to the Sellers in writing of such claim and of any counterclaim the Buyer proposes to assert (a "Tax Claim"); provided, however, that the failure to give such notice shall not affect the
-------- -------
indemnification provided hereunder except to the extent the Sellers have been actually and materially prejudiced as a result of such failure. If a Tax Claim shall be made by any taxing authority, which, if successful, might result in an indemnity payment to either of the Sellers or one of their affiliates pursuant to Section 9(a), then the Sellers shall give notice to the Buyer in writing of such Tax Claim; provide, however, that the failure to give such notice shall not
                -------  -------
affect the indemnification provided hereunder except to the extent the Buyer has been actually and materially prejudiced as a result of such failure.

     With respect to any Tax Claim relating to a taxable period ending on or prior to December 31, 1998, the Sellers shall control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in their sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in their sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that the Sellers must first consult in
                    --------  -------
good faith with the Buyer before taking any action with respect to the conduct of a Tax Claim. Notwithstanding the foregoing, (i) the Sellers shall not settle any Tax Claim without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, (ii) the Buyer, and counsel of its own choosing, shall have the right to participate fully in all aspects of the defense of such Tax Claim, (iii) the Sellers shall inform the Buyer, reasonably promptly in advance, of the date, time and place of all administrative and judicial meetings, conferences, hearings and other proceedings relating to such Tax Claim, (iv) the Buyer shall be entitled to have its representatives (including counsel, accountants and consultants) attend and participate in any such administrative and judicial meetings, conferences, hearings and other proceedings relating to such Tax Claim and (v) the Sellers shall provide to the Buyer all information, document requests and responses, proposed notices of deficiency, notices of deficiency, revenue agent's reports, protests, petitions and any other documents relating to such Tax Claim promptly upon receipt from, or in advance of submission to (as the case may be), the relevant taxing authority.

     The Sellers and the Buyer shall jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of the Company for a Straddle Period. Neither the Sellers nor the Buyer shall settle any such Tax Claim without the prior written consent of the other.

     The Buyer shall control all proceedings with respect to any Tax Claim relating to a taxable period beginning after December 31, 1998. None of the Sellers shall have any right to participate in the conduct of any such proceeding.

     The Buyer shall, and shall cause the Company and each of its affiliates, on the one hand, to, and each Seller and its affiliates, on the other hand, shall, reasonably cooperate in contesting any Tax Claim, which cooperation shall include the retention and, upon request, the provision to the requesting person of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

        (i) Satisfaction of Claims. In the event the Buyer shall be entitled to recover any amount pursuant to the indemnification provisions set forth in this
Section 9, the Buyer shall look to the Escrow Amount only, and shall not seek to recover any amount directly from any Seller, except for indemnification claims that survive pursuant to Sections 9(e)(i) and 9(e)(ii), in which case the Buyer shall first look to the Escrow Amount and shall not seek to recover any amount directly from any Seller until the Escrow Amount shall be exhausted and/or the Escrow Agreement has terminated. Except for claims made pursuant to Sections 9(e)(i) and 9(e)(ii) hereof, no claim for indemnification under this Section 9 may be made, and the Sellers shall not have any liability for any and all claims which, when aggregated with all previous claims for which payment has been made under this Section 9, exceeds $150,000.

     10.  Tax Matters.
          -----------
          (a) For any taxable period of the Company that includes (but does not end on) the Closing Date, the Buyer shall timely prepare and file with the appropriate taxing authorities all Tax Returns required to be filed and shall pay all Taxes due with respect to such Returns;

provided that the Sellers shall reimburse the Buyer (in accordance with the
--------
procedures set forth in Section 9(a)) for any amount owed by the Sellers pursuant to Section 9(a) with respect to the taxable periods covered by such Tax Returns. For any taxable period of the Company that ends on or before December 31, 1998, the Sellers shall timely prepare and file with the appropriate taxing authorities all Tax Returns required to be filed, and shall pay all Taxes due with respect to such Tax Returns (or, if the Buyer or the Company pays such Taxes after the Closing Date, shall reimburse the Buyer in accordance with the procedures set forth in Section 9(a) hereof); provided, however, that no such
                                              --------  -------
Tax Return shall be filed without the prior written consent of the Buyer. The Buyer and the Sellers agree to cause the Company to file all Tax Returns for the taxable period including the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant taxing authority will not accept a Tax Return filed on that basis.

          (b) The Sellers shall, and shall cause the Company to, and the Buyer shall, reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and other representatives reasonably to cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including by maintaining and making available to each other all records necessary in connection with Taxes, provided, however, in no event shall the Buyer be
                       --------  -------
required to provide any Tax Return to the Sellers. The Buyer and the Sellers recognize that the Sellers and their affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Company to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, the Buyer agrees, and agrees after the Closing to cause the Company, to allow the Sellers and their agents and other representatives, at times and dates mutually acceptable to the parties, reasonable access to such records from time to time, during normal business hours and at the Sellers' expense.

          (c) The amount or economic benefit of any refunds, credits or offsets of Taxes of the Company for any taxable period ending on or before the Closing Date shall be for the account of the Sellers. Notwithstanding the foregoing,
(i) any such refunds, credits or offsets of Taxes shall be for the account of the Buyer to the extent such refunds, credits or offsets of Taxes are attributable (determined on a marginal basis) to the carryback from a taxable period beginning after the Closing Date (or the portion of a Straddle Period that begins on the day after the Closing Date) of items of loss, deduction or credit, or other tax items, of the Company (or any of its affiliates, including the Buyer) and (ii) to the extent the Buyer or the Company pays after the Closing Date any amount with respect to Taxes for any such taxable period, refunds of such Taxes (determined on a first-in, first-out basis) shall be for the account of the Buyer. The amount or economic benefit of any refunds, credits or offsets of Taxes of the Company for any taxable period beginning after the Closing Date shall be for the account of the Buyer. The amount or economic benefit of any refunds, credits or offsets of Taxes of the Company for any Straddle Period shall be equitably apportioned between the Sellers, on the one hand, and the Buyer, on the other hand. Each party shall forward, and shall cause its affiliates to forward, to the party entitled pursuant to this Section 10(c) to receive the amount or economic benefit of a refund, credit or offset to Tax the amount of such refund, or the economic benefit of such credit or offset to Tax, within 30 days after such refund is received or after such credit or offset is allowed or applied against other Tax liability, as the case may be; provided, however, that any such amounts payable pursuant to this
        --------  -------
Section 10(c) shall be net of any Tax cost or Tax benefit to the party making payment pursuant to this Section 10(c) and its affiliates attributable to the receipt of such refund, credit or offset to Tax and/or the payment of such amounts pursuant to this Section 10(c). The Buyer and the Sellers shall treat any amounts payable pursuant to this Section 10(c) as an adjustment to the Consideration unless a final determination (which shall include the execution of a Form 870-AD or successor form) causes any such payment not to be treated as an adjustment to the Consideration for United States Federal income Tax purposes.

          (d) The Sellers shall file any amended consolidated, combined or unitary Tax Returns for taxable years ending on or prior to the Closing Date which are required as a result of examination adjustments made by the IRS or by the applicable state, municipal, provincial, local or foreign taxing authorities for such taxable years as finally determined; provided, however, that no such
                                              --------  -------
Return shall be filed without the prior written consent of the Buyer, which consent shall not be unreasonably withheld.

     For those jurisdictions in which separate Tax Returns are filed by the Company, any required amended returns resulting from such examination adjustments, as finally determined, shall be prepared by the Sellers and furnished to the Company for approval, signature and filing at least 30 days prior to the due date for filing such Tax Returns.

          (e) All transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer or gains Taxes and stock transfer Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with the sale of the Shares or otherwise in connection with this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby shall be paid by the Sellers, and the Sellers and the Buyer shall cooperate in timely preparing and filing all Tax Returns as may be required to comply with the provisions of such Tax laws. The Sellers shall bear and pay any stock transfer Taxes due as a result of the sale of the Shares to the Buyer.

          (f) The Sellers shall deliver to the Buyer at the Closing a duly executed and acknowledged certificate, in form and substance acceptable to the Buyer and in compliance with the Code and Treasury Regulations, certifying such facts as to establish that the sale of the Shares and any other transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

  11. Assignment. This Agreement and the rights and obligations hereunder  shall
      ----------
not be assignable or transferable by any Seller or the Buyer (including by operation of law in connection with a merger, or sale of substantially all the assets, or any dissolution, of the Buyer or any Seller) without the prior written consent of the Buyer or the Sellers, as the case may be; provided,
                                                                 --------
however, that the Buyer may assign its right to purchase the Shares hereunder to
-------
an affiliate of the Buyer with the prior written consent of the Sellers (which consent will not be unreasonably withheld); provided further, that no assignment
                                            -------- -------
shall limit or affect the assignor's obligations hereunder. Any attempted assignment in violation of this Section 11 shall be void.

   12.  No Third-Party Beneficiaries.  Except as provided in Sections 6(c), 6(d)
        ----------------------------
and Section 9 hereof, this Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

   13.  Survival.  The agreements and covenants set forth herein shall survive
        --------
the Closing. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall survive the Closing solely for purposes of Sections 9(b) and (c) and shall terminate at the close of business on the date which is one (1) year after the Closing Date, except as follows:

        (i) in the case of Sections 3(i) and 3(o), such representations and warranties shall terminate when the applicable statute of limitations has expired; and

        (ii) in the case of Sections 3(b), 3(c)(i), 3(c)(ii), 3(e)(i), 3(u) and Sections 4(a) and 4(c), such representations and warranties shall not expire.

   14.  Expenses.  Whether or not the transactions contemplated hereby are
        --------
consummated, and except as otherwise specifically provided in this Agreement or the Escrow Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

   15.  Amendments.  No amendment, modification or waiver in respect of this
        ----------
Agreement shall be effective unless it shall be in writing and signed by the Buyer and the Sellers.

   16.  Notices.  All notices or other communications required or permitted to
        -------
be given hereunder shall be in writing and shall be delivered by hand or sent by telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

          (i)  if to the Sellers,

               Allan Von Dette
               6858 Compton Heights Circle
               Clifton, VA  21024
               and

               William Engel
               14150 Newbrook Drive
               Suite 210
               Chantilly, VA  20151
               with a copy to:

               Foust & Clark, P.C.
               8345-A Greensboro Drive
               McLean, VA  22102
               Telecopy No.:  (703) 893-7907
               Attention: Gorham S. (Rory) Clark, Esq.

               and

         (ii)  if to the Buyer,

               Logical Design Solutions, Inc.
               465 South Street
               Suite 103
               Morristown, NJ  07960
               Telecopy No.:  (973) 734-1695
               Attention:  E. Bruce Lovenberg

               with copies to:

               Brown & Wood LLP
               One World Trade Center
               New York, NY  10048
               Telecopy No.:  (212) 839-5599
               Attention:  J. Armbrust, Esq.

     or such other address as any party may from time to time specify by written notice to the other parties hereto.

   17.  Interpretation; Exhibits and Schedules.  The headings contained in this
        --------------------------------------
Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement.

   18.  Counterparts.  This Agreement may be executed in one or more
        ------------
counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

   19.  Entire Agreement.  This Agreement, the Employment Agreements, the
        ----------------
Shareholders Agreement, the Confidentiality Agreement and the Escrow Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. The parties hereto shall not be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein, in the Confidentiality Agreement or in the Escrow Agreement.

   20.  Severability.  If any provision of this Agreement (or any portion
        ------------
thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

   21.  Consent to Jurisdiction.  The Buyer and the Sellers irrevocably submit
        -----------------------
to the exclusive jurisdiction of (a) the Superior Court of the State of New Jersey, Chancery Division of Morris County and (b) the United States District Court for the District of New Jersey, for the purposes of any suit, action or other proceeding arising out of this Agreement, the Escrow Agreement or any transaction contemplated hereby or thereby. The Buyer and the Sellers agree to commence any action, suit or proceeding relating hereto or to the Escrow Agreement either in the United States District Court for the District of New Jersey or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Superior Court of the State of New Jersey, Chancery Division of Morris County. The Buyer and the Sellers further agree that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 16 above shall be effective service of process for any action, suit or proceeding in New Jersey with respect to any matters to which it has submitted to jurisdiction in this Section 21. The Buyer and the Sellers irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, the Escrow Agreement or the transactions contemplated hereby in (i) the Superior Court of the State of New Jersey, Chancery Division of Morris County or (ii) the United States District Court for the District of New Jersey, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

   22.  Governing Law.  This Agreement and the rights and obligations of the
        -------------
parties hereto shall be governed by and construed in accordance with the internal laws of the State of New Jersey applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

Logical Design Solutions, Inc.

/s/ E. Bruce Lovenberg                       /s/ Allan Von Dette
_____________________________________        ______________________________
E. Bruce Lovenberg                           By: Allan Von Dette
Secretary and Chief Financial Officer

                                             /s/ William Engel
                                             _______________________________
                                             By: William Engel

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